Exhibit 99.1
CONFERENCE CALL TRANSCRIPT
SAIA – Q4 EARNINGS CONFERENCE CALL EVENT
DATE/TIME: January 31, 2011/11:00 AM ET

Operator

Good day and welcome to the Saia, Inc. fourth-quarter 2010 analyst conference call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Miss Renée McKenzie. Please go ahead ma’am.

Renée McKenzie - Saia, Inc. — Treasurer

Thank you, Marvin. Good morning. Welcome to Saia’s fourth-quarter and 2010 conference call.

Hosting the call this morning are Rick O’Dell, Saia’s President and Chief Executive Officer; and Jim Darby, our Vice President of Finance and Chief Financial Officer.

Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially.

We refer you to our press release and our most recent SEC filing for more information on the exact risk factors that could cause actual results to differ. Now, I would like to turn the call over to Rick O’Dell.

Rick O’Dell — Saia, Inc. — President, CEO

Good morning. Thank you for joining us for Saia’s fourth-quarter call. We appreciate your interest.

I’m pleased to report that as we moved through the year, we made significant progress improving our operating ratio. We did this by focusing on targeted customers who value Saia and are willing to pay a fair price for the outstanding service we deliver.

We also continued our relentless efforts to improve both efficiency and quality. While industry fundamentals caused absolute results to continue to trail historical levels, I’m pleased with the directional improvement. Based on these trends and continuing initiatives, I believe we are well positioned to continue to make material headway in restoring margins to our historical levels.

I’d like to take a moment to highlight performance on a few items in the quarter. For clarity, all comparisons are to results from continuing operations in the same period in 2009.

For the fourth quarter, our revenue growth was 11% to $224 million. Earnings per share were $0.04 versus losses per share of $0.31. Our operating ratio was 99.2 versus 101.8 in the prior year quarter which included the favorable impact of vacation adjustment equating to 1.9 operating points.

Our LTL tonnage per workday increased 6.1%, LTL shipments per workday were up 3.5%, and our LTL yields increased 5.4% primarily due to continued pricing actions and increased fuel surcharge. It’s worth noting that after excluding last year’s favorable impact from the vacation policy change, the fourth-quarter 2010 operating ratio improved by 4.5 operating points.

While this is clearly not our final goal, it is a significant year-over-year improvement particularly as the quarter had one less work day than last year. These results could not have happened without the continued commitment of Saia’s dedicated workforce who delivered 97.3% on-time service, 3% improvement in terminal cost per bill and outstanding safety and cargo claims results.

For the full year of 2010, Saia’s revenue from continuing operations was $903 million, an increase of 6%. Despite the difficult economic conditions, we did generate volume growth in our newer regions due to additional synergy to and from our expanded geography and our strong service offerings.

Our 2010 results again compared to continuing operations in 2009 include the following. Earnings-per share were $0.12 compared to a loss per share of $0.67 including the favorable vacation adjustment last year.

LTL tonnage per workday increased 2.9%. LTL yield increased 2.9% which includes the impact of higher fuel surcharge. Our operating ratio for the year was 98.7 versus 100.4 including the favorable impact of 1.5 operating points from the vacation adjustment.

During 2010, improving market fundamentals and customer recognition of Saia’s quality service facilitated major pricing actions that significantly improved yield as the year progressed. We continued to focus on our core strategy of building density, customer satisfaction, and achieving cost reductions supported by our engineered process improvements and effective balance sheet management.

Our execution of these initiatives and priorities resulted in an improvement of our operating ratio by 3.2 operating points over 2009 excluding last year’s favorable vacation benefit. A few additional highlights for the year include our on-time service performance of 97.1%, load average improved by 1%, total terminal cost per bill improved 3%, our cargo claims were down by 26%, and accident expense was reduced to 33% and workers compensation expense improved by 16%.

The Company accomplished a great deal last year and we’re certainly in a much better position coming out of 2010 than we have been in the last couple of years. In fact the second half of the year showed more strength when compared sequentially to the first half.

Our emphasis on engineered initiatives designed to enhance service while lowering costs will not waver moving forward. I believe the reasons for this are very clear-cut given the demonstrated results in 2010 and the prior years.

Additionally, one of Saia’s successes is our ability to provide solid service to our customers, centered on the areas that they feel are key to their needs. We measure these metrics through our customer service indicators or our CSI’s.

In 2011, we will be adding exception-free delivery to our CSI metrics and we will be the only carrier to report on this critical measurement. Exception-free delivery measures not whether a claim is filed which is already covered in our index, but whether the shipment was delivered totally exception free in the exact condition it was tendered to Saia.

Our customers are very excited about this enhancement to our CSI metrics. Our customer service indicators represent Saia’s dedication to our customers and their needs. The strengths of our CSI and our continued commitment to them are additional reasons why we’re looking forward to 2011.

We believe our capability to achieve operational improvements combined with our market share initiatives to increase density will continue to enhance Saia’s competitive position and our margin. I believe we’re in the early stages of this yield recovery and expect continued near-term process.

Now I would like to have Jim Darby review our fourth-quarter and 2010 results.

Jim Darby - Saia, Inc. — VP, Finance and CFO

Thanks, Rick, and good morning, everyone. As Rick mentioned, the fourth-quarter 2010 earnings per share were $0.04 compared to losses per share of $0.31 in the fourth quarter of 2009. All comparisons to prior year fourth quarter are versus results from continuing operations for that period.

For the quarter, revenues were $224 million with an operating income of $1.8 million. This compares to 2009 fourth-quarter revenue of $202 million and a reported operating loss of $3.6 million which included $3.9 million in reduced expenses due to a change in vacation policy.

The LTL yield for fourth-quarter 2010 increased by 5.4% and was favorably impacted by continued pricing actions and increased fuel surcharge. While we are beginning to see improvements in the environment, we continue to execute on the cost reductions we have outlined, both fixed and variable.

Over the course of the last year, we’ve focused on the productivity and safety initiatives that Rick covered and saw good improvement in our cost reduction. Fourth-quarter results were adversely impacted by purchase transportation and maintenance expenses.

Increased utilization and rising cost per mile resulted in higher purchase transportation expenses. In addition to the more miles driven, rising parts costs and more intricate routine maintenance due to expanded emission control features caused maintenance cost increase by $2 million.

For 2010 earnings per share were $0.12 compared to a loss of $0.67 per share from continuing operations last year. For the year, revenues were $903 million with an operating income of $12.1 million.

Our effective tax rate was favorably impacted by the recent reinstatement of the alternative fuel tax credit with the full-year effect recognized in the fourth quarter. For 2011, we expect our effective tax rate to be approximately 38.5%.

At December 31, 2010 total debt was $90 million. Net of the Company’s $29 million cash balance, net debt to capital was 22.8%. This compares to total debt of $90 million and net debt to total capital of 28.6% at December 31, 2009.

Net capital expenditures for 2010 were $3 million which is less than our anticipated level due to delays in deliveries and in-service dates in the fourth quarter of 2010. This compares to $8 million of capital expenditures in 2009.

The Company is planning net capital expenditures in 2011 of approximately $45 million. This level reflects a return to Saia’s normal replacement cycle for tractors and continued investment in technology. This capital expenditure outlook may be reevaluated as tonnage improves or for opportunistic purchases.

For planning purposes, increases in the cost of healthcare will be borne by the Company in 2011 rather than being passed onto our employees through higher premiums or changes to our healthcare plan. Also we plan to reinstate 50% of our Company match on employee contributions to the 401(k) plan starting April 1.

Now I would like to turn the call back to Rick.

Rick O’Dell — Saia, Inc. — President, CEO

Thank you, Jim. I am pleased that the combination of improving market fundamentals, our focus on efficiency and our customers’ recognition of our quality service led us to achieve meaningful improvement over 2009 results in every quarter of the year. We clearly have been able to reverse the pricing declines that occurred during the downturn.

The Saia brand continues to strengthen due to our comprehensive marketing, a broad footprint which is attractive to customers and our relentless commitment to total customer satisfaction. We feel that Saia’s strong service offering, our effective marketing, focused pricing discipline and consistent cost execution provide a solid foundation for long-term profitable growth and increased shareholder, customer and employee value as the industry dynamics continue to improve. With these comments, we are now ready to answer your questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions) David Ross, Stifel Nicolaus.

David Ross - Stifel Nicolaus — Analyst

Yes, good morning, everyone. First question on the pricing. Rick, I know your fuel surcharge played a decent role in getting yield up in the quarter.

What effect do fuel charge surcharge caps have on I guess your ability to take price and the ability to recover the increased fuel costs?

Rick O’Dell — Saia, Inc. — President, CEO

Sure, we don’t have very many caps. In the last fuel run-up, we eliminated almost every cap that we had.

I’m not saying there are not any circumstances, but there are very few situations where we have caps. And we did have some impact in the quarter from the fuel prices going up and just the lag that is built in.

I think anytime you see a rapid increase in prices, there’s the one-week lag and then the reset on the index that causes some delay in that. But we’ve seen kind of a more normal recovery from increasing fuel costs in January than what we in the fourth quarter through the run-up.

David Ross - Stifel Nicolaus — Analyst

And then last year, most LTL carriers took two rounds of general rate increases. We’re coming up on the time where normally the general rate increases go into effect. Are you looking to implement a GRI anytime soon?

Rick O’Dell — Saia, Inc. — President, CEO

We’ll just kind of monitor what goes on in with marketplace. We tend to kind of follow moves with general rate increases with what goes on in the market. So I don’t have any plans to do anything other than to monitor the occurrences and what’s going on in the market.

David Ross - Stifel Nicolaus — Analyst

Okay, and then can you talk a little bit about how volumes in the network progressed through the quarter — October, November December? Do you have the network where you want it? Do you need to shed any more volume? Do you want to actually get some volume back?

Rick O’Dell — Saia, Inc. — President, CEO

Yes, I’ll let Jim take you through the numbers and I guess I’ll comment a little bit on volumes.

Jim Darby - Saia, Inc. — VP, Finance and CFO

OK, Dave, as we walk through the quarter, and these are LTL tonnage numbers, October was up 5.4% year over year. November was up 5.1% year over year and December was up 7.7% year over year.

The whole quarter was up 6.1% as you can see in our release. As we have gone through January, it’s difficult to tell.

We always have winter weather, but it’s been especially severe this year. We estimate excluding the worst couple of days of weather, we estimate that we are running about 5% up January over January last year.

Rick O’Dell — Saia, Inc. — President, CEO

And then I guess I would just comment kind of on the volume side, and my high-level comments would be I think volumes are okay and pricing is better. I think we saw 9 of our 10 geographic sales regions had positive revenue growth.

The Midwest and the Southwest were kind of the strongest geographical areas for us. With respect to pricing, we saw prices kind of increase throughout the quarter. We basically got an increase on essentially every customer contract at renewal.

And while each customer-specific situation is different, we basically had some higher increases through the fourth quarter than we saw in the third quarter, pleased with the progress that we have made. And while I guess I would tell you we don’t have a significant amount of business that we’re really looking to de-select at this point in time, kind of like we went to through last year, but we are taking a firm stance with customers. If we are not going to be compensated properly, we are willing to put business at risk.

Operator

Ed Wolfe, Wolfe Trahan.

Ed Wolfe - Wolfe Trahan & Co. — Analyst

It looks like if you net out the higher fuel year over year that yields net of fuel are up 1.5% or so and fairly flat with last quarter. Does that feel about right? Third quarter I mean they are fairly flat with.

Rick O’Dell — Saia, Inc. — President, CEO

No, if you adjust for mix which is length of haul, weight per shipment, weight per shipment was actually up 1.6% and we have a model that adjusts for average class weight per shipment and length of haul, and our internal numbers show that we’re up over 1% for the quarter sequentially and year to year we’re up about 3%.

Ed Wolfe - Wolfe Trahan & Co. — Analyst

So just so I understand what you’re saying, you were saying that 1% and that 3% is yield adjusted for fuel mix and weight?

Rick O’Dell — Saia, Inc. — President, CEO

Correct and length of the haul.

Ed Wolfe - Wolfe Trahan & Co. — Analyst

And length of haul. If you looked at that — and maybe you haven’t — but if you looked at that just adjusted for fuel not for mix or weight, then am I looking at it right? It’s fairly flat sequentially?

Rick O’Dell — Saia, Inc. — President, CEO

It would be up a little bit but not as much as the 1.5% or so that I was talking about.

Ed Wolfe - Wolfe Trahan & Co. — Analyst

Okay.

Rick O’Dell — Saia, Inc. — President, CEO

Because weight per shipment was up 1.6%. That’s probably the biggest factor. That’s about a little over 0.5% if you look at a correlation coefficient, right?

Ed Wolfe - Wolfe Trahan & Co. — Analyst

Right. I want to go back to the comment you made about reinstating the 401(k) match in April. How much are we talking about is the reinstatement on a monthly basis as we go forward from here?

Jim Darby - Saia, Inc. — VP, Finance and CFO

Ed, I can give that to you for the quarter and it will start in second quarter. We expect it to be about $550,000 per quarter to reinstate half the match.

Ed Wolfe - Wolfe Trahan & Co. — Analyst

So that’s a full quarter and you’re getting it for the full quarter second quarter, it basically goes in April 1?

Jim Darby - Saia, Inc. — VP, Finance and CFO

That’s correct.

Rick O’Dell — Saia, Inc. — President, CEO

Correct.

Ed Wolfe - Wolfe Trahan & Co. — Analyst

Okay, now does that leave any costs that haven’t come back yet? There were some costs that you were going to wait until you had a 95 OR for two quarters. Have those come back — those haven’t come back yet, some of those wage reductions, have they?

Rick O’Dell — Saia, Inc. — President, CEO

That’s correct. We haven’t reinstated the 5% wage reductions that we took two years ago, April 1 ‘09. 5% for most of the folks and 10% for the leadership team, those have not been put back. We’ve said we will look at reinstating those when we have demonstrated return to profitability which is more in the range of 95% OR.

Ed Wolfe - Wolfe Trahan & Co. — Analyst

Do you feel any pressure, Jim, to have to bring those back sooner rather than later as the economy is rebounding or do you think you’re okay through 2011 there if you didn’t get to a 95 OR?

Jim Darby - Saia, Inc. — VP, Finance and CFO

Well, Ed, we will continue to monitor that. And obviously we look at what is happening in the marketplace and how quickly things are returning. But our plan at this point is really just to reinstate half the match.

Rick O’Dell — Saia, Inc. — President, CEO

Ed, the other comment I would make is we have got to continue to monitor what’s going on in the marketplace and have to have a competitive wage and benefit program particularly focused on total compensation. That’s one reason we looked at the 401(k) match.

We also know that a lot of people made plan design changes for their healthcare costs which continue to escalate, and since we didn’t give increases this last year, we did not make any plan design changes. Our employees recognize that’s a very highly valued benefit and recognize that as part of their compensation program as well.

Ed Wolfe - Wolfe Trahan & Co. — Analyst

That makes sense. Can we just go over a couple of operating expense line items? D&A I assume is going to go up as the CapEx comes up a little bit. How do you think about the D&A going forward for 2011?

Jim Darby - Saia, Inc. — VP, Finance and CFO

Well, you’re right. It will start to come back as we bring the equipment on during the year. I would expect it to go back up. Obviously, fourth quarter was the low rate for the year. I would expect it to be back up in the range of $35 million, $36 million for the year.

Rick O’Dell — Saia, Inc. — President, CEO

But back ended.

Jim Darby - Saia, Inc. — VP, Finance and CFO

Yes, more back ended, yes.

Ed Wolfe - Wolfe Trahan & Co. — Analyst

Okay, and when I think about salaries, wages and employee benefits which were 119 in fourth quarter, is that a fairly good run rate to start the year or does it go up a little bit typically at the beginning of the year? And then April obviously we’ve got to add $500,000 a quarter, but is 119 a pretty good base to work from?

Jim Darby - Saia, Inc. — VP, Finance and CFO

I think that’s a pretty good base, but as Rick mentioned, we’ll have a little bit of a hit there from the health plan in that we expect those costs to go up year over year one thing that would affect that.

Ed Wolfe - Wolfe Trahan & Co. — Analyst

Is there any way to quantify that, Jim?

Jim Darby - Saia, Inc. — VP, Finance and CFO

We’re doing our best to estimate it. There are a couple of things. One, the healthcare legislation and the expanded coverage of participants that we have now, plus just the general inflation that we always see in healthcare costs.

We are estimating that to be about a 10% increase in our healthcare costs year over year. So somewhere in the range of $4.5 million to $5 million spread over the year.

Operator

Art Hatfield, Morgan Keegan.

Art Hatfield - Morgan Keegan & Co., Inc. — Analyst

Just a couple questions here. Working days for 2011, for some reason I don’t have those. Can you give us those, how they should fall in each quarter for the LTL unit?

Jim Darby - Saia, Inc. — VP, Finance and CFO

I can do that — I don’t have that in front of me. I know that first quarter is 64 days for 2011, but we will do that off-line, Art if it’s all right with you, we will be glad to do that. We have it; I just don’t have it in front of me.

Art Hatfield - Morgan Keegan & Co., Inc. — Analyst

Not a problem. Just a couple more. The alternative fuel tax credit, how can we think about that going forward and what you saw in the fourth quarter, was that kind of a catch-up or how should that play out on an ongoing basis?

Jim Darby - Saia, Inc. — VP, Finance and CFO

Yes, you’re right. Fourth quarter was a catch-up. The effect of it was about $950,000 credit in the fourth quarter and that’s the full-year amount and it is in place for 2011. So, it will be there for 2011, but it’s not sure beyond that.

Art Hatfield - Morgan Keegan & Co., Inc. — Analyst

Okay, but you would assume the full amount that you had in 2010 would be comparable to 2011?

Jim Darby - Saia, Inc. — VP, Finance and CFO

It should be close to that, Art. And that’s why we are projecting our effective tax rate to be about 38.5%.

Art Hatfield - Morgan Keegan & Co., Inc. — Analyst

Okay, and then finally, can you give us fleet composition right now, kind of how many tractors you have? And you gave us a number for CapEx in 2011, but any thoughts on the number of replacement units you will put in and any numbers on the age of the fleet?

Jim Darby - Saia, Inc. — VP, Finance and CFO

Sure. Age of fleet right now, Art, is for tractors, it is about eight years; and for trailers, it is about 10. With our planned expenditures for 2011, we expect the age of fleet on tractors to drop to about seven by the end of the year. And we are looking at adding about 300 new tractors and we still are bringing on some refurbed tractors early in the year which is about 200 more tractors.

Art Hatfield - Morgan Keegan & Co., Inc. — Analyst

What historically — what kind of age of the fleet have you been most comfortable with?

Jim Darby - Saia, Inc. — VP, Finance and CFO

Well, we made some rather large capital expenditure runs in like ‘05, ‘06 and ‘07; we probably dropped the average age down to about 5, 5.5. I would say that’s probably a little bit low. We would probably be comfortable a little higher than that.

Art Hatfield - Morgan Keegan & Co., Inc. — Analyst

Okay My other questions have been answered. Thanks a lot.

Rick O’Dell — Saia, Inc. — President, CEO

Just a quick comment, Art, on that. You know, we can even look at this year and there’s been some talk about our maintenance expenses going up and what not.

Obviously while maintenance expense is up, our depreciation is down and the net of that has probably cost us about a half an operating point or a little bit more in our current run rate. In spite of those increased costs which we should be able to mitigate by returning to a more normal capital spend, we still improved the OR by 4.5 operating points and obviously at a time when you’re managing for cash flow like we are, it was just a prudent thing to do during that time period.

Art Hatfield - Morgan Keegan & Co., Inc. — Analyst

That’s a helpful explanation. And since you say that, as we get kind of in the next year or so, is that something that will reverse itself as we get into 2012 or will it take longer to flip that back to where you will have a higher OR component within D&A versus maintenance?

Rick O’Dell — Saia, Inc. — President, CEO

It should reverse itself some over a period of time. But it won’t move just immediately obviously. It takes some time to see those trends and quite frankly we haven’t been at an average age that we’re running today.

I couldn’t tell you exactly what the correlation is, but I do think when you look at capital and average age and as long as you’re spending the money and maintaining your equipment, you really have to look at the return on capital when they’re there and what is the right number. Do you want to have more leverage on a very young fleet or do you want to have less leverage, less capital invested and maybe have a little more on the maintenance side?

Art Hatfield - Morgan Keegan & Co., Inc. — Analyst

Great. That is extremely helpful. Thanks.

Operator

Jack Waldo, Stephens.

Jack Waldo - Stephens Inc. — Analyst

I had a question. Jim, when you stated that 4% quarter to date tonnage trend, that is — is that the actual number or is that the number that you are using when you adjust for weather and such?

Jim Darby - Saia, Inc. — VP, Finance and CFO

Jack, actually, I meant it’s 5% if we exclude the two worst weather days. So that is our best guess at what our run rate is that we would expect to see.

It’s still early in the quarter of course, but just to put it in perspective, we were running 6.1% ahead for fourth quarter, we’re running a little bit better than 5% ahead if you take out the worst winter weather effect.

Jack Waldo - Stephens Inc. — Analyst

And what about on the absolute?

Jim Darby - Saia, Inc. — VP, Finance and CFO

The absolute month to date is a little bit less than 3% on LTL tonnage. But again like I said, I think we had two rather harsh days for us. Now we haven’t had winter like the folks in the Northeast have had, but it did come across the South this year and we’re just not used to that.

Jack Waldo - Stephens Inc. — Analyst

Sure, sure, I feel your pain. And if I look, do you have the year-ago trends? I have January was plus 9, February was plus 1.8 and March was plus 5.8. Does that sound right?

Jim Darby - Saia, Inc. — VP, Finance and CFO

I don’t have that in front of me, Jack. We will confirm that. I know that we were seeing some very positive trends in first quarter last year and that’s what led us to do some of the — take a hard look at some of the accounts in second quarter.

Rick O’Dell — Saia, Inc. — President, CEO

I think that’s right. I think the comps get a little more difficult as we run into — through the first quarter than what we had in the fourth quarter because we had some tonnage impacts from some of the competitors’ pricing actions a year ago fourth quarter and we kind of recovered from that a little bit as we came into the first quarter.

Jack Waldo - Stephens Inc. — Analyst

Okay, and Rick, we’ve talked a little bit about some specific line items that might be inflationary next year. Do you have like a more global view of what you would expect expenses to be? Are they going to go up 2 to 3% overall or is there more of an overall summary to it?

Jim Darby - Saia, Inc. — VP, Finance and CFO

Yes, it’s tough to tell you. You almost have to pick the line, Jack. I mean, we talked about what we expect our health plan to go up. That would be at the high end.

Fuel costs — if you look at the line items for fourth quarter, you can see that the fuel operating expenses and other is up quite a bit from a year ago and absolute cost of fuel products went up $6 million fourth over fourth largely offset of course by fuel surcharge. But if you look at the line, you get a pretty good run-up in that.

Jack Waldo - Stephens Inc. — Analyst

Rick, you do a really good job on these calls talking about the historical sequential change in OR, kind of talking about some near-term things that might impact that. If I look historically, is your OR between the first — in first quarter, does that regress by about 100 basis points?

Rick O’Dell — Saia, Inc. — President, CEO

It does. On average historically, it’s worse by call it 1 to 1.5 operating points. But as you commented, there are some factors that I think we should consider.

First of all, rates are moving in a positive direction through the fourth quarter and that’s continued into the first quarter. Secondarily, in the fourth quarter we had an impact. Our fuel surcharges caught up with the increases in fuel prices.

So, so far, we’re seeing more normal net fuel expense so far in January. And then we also pick up a workday in the first quarter versus historically fourth quarter to first quarter trends.

So that is actually a positive as well. So kind of absent additional severe weather impacts, anything further than what we have already seen, because that would be kind of considered in these comments, and any potential self-insurance volatility, we would expect to do better than the historical fourth quarter to first quarter trends.

Jack Waldo - Stephens Inc. — Analyst

Gotcha, gotcha. So you could technically be flat? That is not a crazy assumption.

Rick O’Dell - Saia, Inc. — President, CEO

I think that’s fair. We should do better than the history, so —.

Jack Waldo - Stephens Inc. — Analyst

And then my last question Rick, you guys did a really impressive job on your incremental margins in 2010 [over] 45%, that’s well above historical norms. Any thought on that trajectory going forward? Can we see 40% type incremental margins or are these inflationary pressures going to push incremental margins back to more historical norms in 2011?

Rick O’Dell — Saia, Inc. — President, CEO

Yes, I think there’s some inflationary pressure, but we expect to continue to be very aggressive with our cost management. I think some of the things we are doing internally should allow us to continue to gain efficiency.

And like I have commented, I’m pretty encouraged by what we’re seeing in the marketplace from a yield standpoint. And customers value the service that we provide and they understand that today’s margins and pricing is not sustainable.

So we have seen a good reception to that. So I think if you look at the types of OR improvements that we’ve seen the last couple of quarters, I mean, I would like to see those trends continue and that’s in line with our goals.

Operator

(Operator Instructions) Neal Deaton, BB&T Capital Markets.

Neal Deaton - BB&T Capital Markets — Analyst

Quick question on your yield. I got booted off the call after I dialed in, so I missed the first part of David’s question.

Just wanted to find out — sounds like your yields are progressing well. But the GRI you implemented in mid-October is that holding up pretty well? Are you having to discount any of it away?

Jim Darby - Saia, Inc. — VP, Finance and CFO

No, we have been able to sustain a good portion of that.

Neal Deaton - BB&T Capital Markets — Analyst

Okay, that is good to hear. And then just a couple of housekeeping items. What was your average length of haul? The absolute figure in the quarter?

Jim Darby - Saia, Inc. — VP, Finance and CFO

Okay, the quarter, Neal, was 734 miles and about 1.9% from a year ago.

Neal Deaton - BB&T Capital Markets — Analyst

Okay, and then the cargo claims ratio, I know at the beginning of the call, you noted improvement, but I think that was all of 2010. What was it in Q4 2010?

Jim Darby - Saia, Inc. — VP, Finance and CFO

Well, we have seen — we have been able to sustain that improvement in cargo claims. And you can see when you look particularly year over year how much the claims in the insurance line is down.

A portion of that is also our favorable accident severity. We have been fortunate this year on accident severity.

So I mean, sustaining a run rate going forward, I would say if you look at the 5.4 for the quarter, you’re probably looking at 5.9 or 6 or whatever for a run rate. So we expect to sustain that cargo claims ratio going forward.

Rick O’Dell — Saia, Inc. — President, CEO

Our current ratio is a little over 1% and we think that there are certainly some opportunities for us to improve on that a little bit going forward.

Neal Deaton - BB&T Capital Markets — Analyst

Okay, so a little over 1%. That’s a little better than sequentially then what — I think in the Q3 it was like 1.2, so it is right in line.

Jim Darby - Saia, Inc. — VP, Finance and CFO

That is correct.

Rick O’Dell — Saia, Inc. — President, CEO

Right.

Operator

Thank you. At this time, there are no other questions in the queue. I’ll turn the conference back over to Mr. O’Dell. Please go ahead.

Rick O’Dell — Saia, Inc. — President, CEO

All right, thank you very much for your interest and we look forward to continuing to update you guys on our progress as we progress through the year. Thanks.

Operator

And this concludes today’s conference. Thank you for your participation.